EXHIBIT 11.4

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars and shares except per share amounts)
Forty Weeks Ended Nov. 11, 2000 and Nov. 13, 1999
                                           Forty Weeks Ended
                                         -----------------------
                                          Nov. 11,    Nov. 13,
                                            2000        1999
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  7,146     $ (2,279)
      From discontinued operations         (3,880)      (1,950)
                                         ---------    ---------
        Net earnings (loss)              $  3,266     $ (4,229)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,824       17,777
  Less:  Treasury stock - weighted
    average                                (9,885)      (7,897)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             7,939        9,880
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.90     $  (0.23)
      From discontinued operations          (0.49)       (0.20)
                                         ---------    ---------
        Net earnings (loss)              $   0.41     $  (0.43)
                                         =========    =========





                              34